Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES SECOND QUARTER 2012 RESULTS

HOUSTON – August 7, 2012 – VAALCO Energy, Inc. (NYSE: EGY) today reported net income attributable to VAALCO of $10.4 million, or $0.18 per diluted share for the second quarter of 2012, compared to net income attributable to VAALCO of $11.8 million or $0.20 per diluted share for the comparable period in 2011. Second quarter 2012 revenues were $58.8 million compared to $58.5 million in the second quarter of 2011.

Robert Gerry, Chairman and CEO, commented: “VAALCO’s drilling of its portfolio of exploration and development opportunities, both domestically and internationally, remains on schedule. We continue to make progress in Angola where, late last week, we received official notification that we have been granted a two-year extension of our exploration license on Block 5 in the Kwanza Basin, through November 2014. We believe that the notification removes any concern the concession will expire before we commence exploration drilling and will further advance discussions with our prospective partner. We remain committed to securing a drilling rig and commencing the drilling of our first pre-salt test upon acceptance of our proposed partner by the Angolan national oil company, Sonangol.”

On July 30, 2012, VAALCO issued a press release providing an update on its domestic and international operations. A copy of the press release is available on the Investor Relations page of the Company’s web site at www.vaalco.com.

2012 Second Quarter Financial Results Discussion

During the second quarter of 2012, the Company sold approximately 569,000 net barrels of oil equivalent across all its producing properties at an average price of $103.46 per barrel, compared to 490,000 net barrels of oil equivalent at an average price of $119.37 per barrel in the second quarter of 2011. The Company reported operating income of $38.6 million in the second quarter of 2012 compared to operating income of $42.5 million in the second quarter of 2011.

Crude oil production averaged 20,100 gross barrels of oil per day (“BOPD”) in the three months ended June 30, 2012 compared to approximately 22,200 gross BOPD in the three months ended June 30, 2011. The decrease in year-over-year production volumes primarily reflects a normal production decline from mature wells offshore Gabon.

Capital expenditures were $6.5 million for the second quarter and $23.5 million for the first half of 2012, primarily associated with the Company’s drilling projects in the Granite Wash formation and Poplar Dome field and its upcoming drilling program in offshore Gabon. During the second half of 2012, the Company anticipates its share of capital expenditures will approximate $43.0 million for drilling three wells in the United States, plus wells and offshore infrastructure projects in Gabon.

Total production expenses were $6.5 million for the second quarter of 2012 compared to $5.8 million in the prior year quarter. The increase in year-over-year production expenses was primarily due to $1.2 million additional and retroactive floating production storage and offloading (“FPSO”) costs as a result of a contract revision and extension, partially offset by $0.2 million lower expenses for the Gabon refinery subsidy, and lower variable production costs.

Exploration expenses were $3.5 million in the second quarter of 2012 compared to $1.2 million in the second quarter of 2011. The increase in year-over-year exploration expenses was primarily due to a $2.9 million dry-hole charge to write off the exploratory costs associated with the drilling and testing of several intervals below the Bakken/Three Forks formation on a well drilled in the East Poplar Dome field in Montana.

Income tax expenses were $26.7 million for the second quarter of 2012 compared to $29.6 million in the second quarter of 2011. The decrease in year-over-year income tax expenses is attributable to a lower percentage of oil allocated as “profit oil” versus “cost oil”.

Balance Sheet

On June 30, 2012, the Company had unrestricted cash balances of $137.8 million and no debt. The Company expects its cash balances plus cash from continuing operations will be more than sufficient to fund the Company’s exploration and development programs in Gabon, Angola and the United States.

Conference Call

The Company will hold a conference call to discuss its second quarter 2012 results on Wednesday, August 8, 2012 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing 1 (800) 230-1951. International parties may dial 1 (612) 332-0630. The confirmation code is 211063. This call will also be webcast on VAALCO’s web site at www.vaalco.com.

An audio replay will be available beginning approximately one hour after the end of the conference call through Saturday, September 8, 2012 on the Company’s website and by dialing 1 (800) 475-6701. International parties may dial 1 (320) 365-3844. The confirmation code is 211063.

Summary financial results for the quarter are tabulated below.

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited - in thousands of dollars)	2012	2011	2012	2011
Revenues	$58,818	$58,547	$104,104	$105,319
Operating costs and expenses	(20,186)	(16,035)	(35,365)	(31,466)

Operating Income	38,632	42,512	68,739	73,853

Other expense, net	414	639	656	481
Income tax expense	(26,729)	(29,641)	(46,549)	(47,929)

Net Income	12,317	13,510	22,846	26,405

Less net income - noncontrolling interest	(1,893)	(1,723)	(3,402)	(3,380)

Net income (Loss) - VAALCO Energy, Inc.	$10,424	$11,787	$19,444	$23,025

Basic net income per share attributable to VAALCO Energy, Inc.	$0.18	$0.21	$0.34	$0.40
Diluted net income per share attributable to VAALCO Energy, Inc.	$0.18	$0.20	$0.33	$0.40

Other financial results:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2012	2011	2012	2011
Net oil sales (MBbls)	542	489	911	938
Net gas sales (MMCF)	158	7	274	17
Net oil and gas sales (MBOE)	569	490	957	941
Average oil price ($/bbl)	$107.34	$119.61	$113.09	$112.18
Average gas price ($/MCF)	$3.90	$2.35	$3.82	$2.99
Average price ($/BOE)	$103.46	$119.37	$108.79	$111.90
Production costs ($/BOE)	$11.50	$11.84	$12.61	$11.73
Depletion costs ($/BOE)	$12.05	$13.34	$12.39	$13.43
General and administrative costs ($/BOE)	$5.35	$5.08	$6.81	$5.82
Capital expenditures ($thousands)	$6,543	$7,513	$23,467	$9,493

.			As of
			June 30, 2012	December 31, 2011
Cash and cash equivalents, including restricted cash ($thousands)			$149,917	$149,348
Working capital ($thousands)			$150,970	$137,833

Basic and diluted share information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Basic weighted average common stock issued and outstanding	57,797,484	57,026,745	57,496,261	56,998,871
Dilutive options	1,202,808	994,581	1,204,568	1,113,696

Total dilutive shares	59,000,292	58,021,326	58,700,829	58,112,567

Forward-Looking Statements

This document includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, expected capital expenditures, prospect evaluations, drilling timing, license expiration concerns, completion and production timetables, and costs to complete wells. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2011, on Part II, Item 1A of Form 10-Q for the quarter ended March 31, 2012 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa and the United States.

Investor Contact Greg Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449